Exhibit 4.2.3

EXECUTION COPY

AMENDMENT TO SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF CCFC PREFERRED HOLDINGS, LLC

This AMENDMENT (this “Amendment”) is entered into as of October 24, 2006 by and among Calpine CCFC Holdings, Inc., in its capacity as Common Member (the “Common Member”), and the other parties hereto in their capacities as Redeemable Preferred Members (the “Preferred Members”), in each case under and as defined in the Second Amended and Restated Limited Liability Company Operating Agreement, dated as of October 14, 2005 (as amended, the “LLC Agreement”) of CCFC Preferred Holdings, LLC (the “Company”).

WHEREAS, the Common Member has requested that the Preferred Members consent to this Amendment to the LLC Agreement, and the Preferred Members are willing to consent to this Amendment upon the terms and subject to the conditions hereinafter provided.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the LLC Agreement.

2.            Motion to Assume the PPA. The Common Member shall cause CES (as defined below) to file in the Proceeding (as defined below), on or prior to September 12, 2006, a motion to assume the PPA (as defined below) pursuant to Section 365 of the United States Bankruptcy Code on its current terms, as the same may be amended in accordance with the LLC Agreement, and to pursue such motion diligently and in good faith.

3.	Amendments.

(a)          Section 1.8(a) (Definitions) of the LLC Agreement is hereby amended as follows:

(i)           The definition of “CCFC Change of Control” is amended by adding the following proviso at the end of paragraph (2) thereof: “; provided that the consummation of a plan of reorganization in the Proceeding shall not be deemed to result in a CCFC Change of Control.”

(ii)          The definition of “Change of Control” is amended by adding the following proviso at the end of clause (ii) thereof: “; provided that the consummation of a plan of reorganization in the Proceeding shall not be deemed to result in a Change of Control.”

(iii)        The definition of “Fixed Charges” is amended by deleting the words “amortization of debt issuance costs and original issue discount,” in the second line of paragraph (1) thereof.

(iv)         The following new definitions are added to Section 1.8(a) in the appropriate alphabetical order:

“Proceeding” means the Chapter 11 bankruptcy case which is jointly administered under In re Calpine Corporation, et al., Case No. 05-60200 (BRL) in the United States Bankruptcy Court for the Southern District of New York.

“Replacement PPA Guarantee” means a guarantee agreement executed and delivered by Calpine in favor of CCFC, Hermiston Power Partnership and Brazos Valley Energy LP which is substantially identical in all material respects to the Affiliated Party Agreement Guaranty, dated as of August 14, 2003 among Calpine, CCFC and Hermiston Power Partnership, or otherwise in form and substance acceptable to a Majority in Interest of the Redeemable Preferred Members.

(b)          Section 4.3 (Other Distributions) of the LLC Agreement is hereby amended by (i) deleting the words “accrued or” in clause (b) thereof and (ii) replacing clause (1) thereof in its entirety as follows:

“(1) following the end of any calendar month, from Excess Cash Flow generated by CCFC during the period from the date of this Agreement to the end of such month to the extent distributed to and available at the Company and not previously paid as a dividend, distributed or loaned (to the extent outstanding) to the Members less (i) the Redeemable Preferred Dividends accrued and unpaid through the end of such month and (ii) until the earlier of (A) the issuance by Calpine of the Replacement PPA Guarantee and (B) the effective date of a plan of reorganization in the Proceeding, an amount equal to $2,500,000 (less any amounts of Excess Cash Flow constituting Excess Cash Flow Cash Collateral)”

(c)          Section 6.4(a) (Reports) of the LLC Agreement is hereby amended by deleting clauses (i) and (ii) thereof (other than the last paragraph of subsection (a)) and replacing them in their entirety with the following:

“So long as any Redeemable Preferred Shares are outstanding, the Company shall furnish to the Redeemable Preferred Members unaudited quarterly financial statements of the Company and CCFC certified by an Officer of such Person, and audited annual financial statements of the Company and CCFC (which annual financial statements shall include a report thereon from such Person’s certified independent accountants), in each case prepared in accordance with GAAP and accompanied by (x) management’s discussion and analysis of the results of operations and (y) copies of all Material Contracts (as defined below) entered into by CCFC or the Company during such period (to the extent not previously disclosed to the Redeemable Preferred Members during such period), within the following time periods: (i) during the pendency of the Proceeding, (A) with respect to annual reports, within 60 days after Calpine is required to file its annual reports with the SEC, and (B) with respect to quarterly reports, within 30 days after Calpine is required to file its quarterly reports with the SEC; and (ii) after the effective date of Calpine’s plan of reorganization in the Proceeding, within 30 days after Calpine is required to file its quarterly and annual reports, respectively, with the SEC, in each case, for purposes of clauses (i) and (ii), without giving effect to more than one extension (not to exceed 30 days) of the applicable filing deadline. For purposes of this subsection: (1) it shall be conclusively presumed that Calpine is required to file its annual and quarterly reports with the SEC and (2) the term “Material Contracts” shall mean such new agreements or amendments to existing agreements which in either case are material to the business operations or financial condition of the Company and its subsidiaries taken as a whole, as determined by management in the exercise of its reasonable business judgment, it being acknowledged and agreed that neither the Company nor any of its subsidiaries is an SEC registrant and, accordingly, the determination as to whether any contract or agreement constitutes a “Material Contract” shall be made without reference to the SEC’s rules and regulations (including, without limitation, Item 601 of Regulation S-K).”

(d)          Section 6.4(c) (Compliance Certificate) of the LLC Agreement is hereby amended by (A) replacing the words “within 90 days after the end of each fiscal year” on the second line thereof with the words “within 60 days after the end of each fiscal quarter” and (B) replacing the words “fiscal year” in the third line thereof with the words “fiscal quarter”.

(e)          Section 6.4(f) (CCFC Restricted Payments) of the LLC Agreement is hereby amended by deleting clause (A) from the last paragraph of such subsection and replacing it with the following:

“(A) such CCFC Restricted Payment is made following the end of any calendar month from Excess Cash Flow generated by CCFC during the period from the date of this Agreement to the end of such month (other than to the extent any such Excess Cash Flow has previously been paid as a dividend, distributed or loaned (to the extent outstanding) by CCFC) less the sum of (i) interest and amortization (as applicable) on the Notes and the Term Loans accrued through the end of such month (to the extent not otherwise deducted in determining Excess Cash Flow for such period) plus (ii) until the date upon which a plan of reorganization is confirmed by the bankruptcy court in the Proceeding, an amount equal to $5,000,000 and”

4.            Settlement Agreement. The Common Member shall cause CCFC and CES to enter into a settlement agreement substantially in the form attached hereto as Exhibit A (the “Settlement Agreement”), setting forth their agreement regarding the treatment in the Proceeding of CCFC’s claim against CES in respect of the PPA Payment Defaults.

5.            Consent to Amendments and Waiver. The Preferred Members hereby (a) consent to the execution and delivery by CCFC of the CCFC Amendments (as defined below) and (b) waive any and all Defaults, Events of Default, Voting Rights Trigger Events and other defaults under the LLC Agreement (or any event or circumstance which with the passage of time or the giving of notice would constitute a Default, Event of Default, Voting Rights Trigger Event or other default) resulting from the PPA Payment Defaults and the other Specified Defaults referred to in the March 2006 Waiver (as defined below) and the June 2006 Waiver (as defined below). Except to the extent set forth above, the Common Member acknowledges and agrees that nothing contained herein shall by implication or otherwise, constitute a waiver of or consent to any other Defaults, Events of Default, Voting Rights Trigger Events or other defaults under the LLC Agreement or limit, impair or otherwise affect the rights and remedies of the Preferred Members under the LLC Agreement, which shall remain in full force and effect, and the Preferred Members hereby reserve all such rights and remedies.

6.	Conditions.

(a)          Subject to subsection (b) below, this Amendment shall be effective on the first date that all of the following conditions shall have been satisfied (the “Effective Date”):

(i)           the Common Member and the Entire Interest of the Redeemable Preferred Members shall have executed and delivered their respective counterparts of this Amendment;

(ii)          the Company shall have paid to the Preferred Members, in cash or other immediately available funds, reimbursement of all outstanding fees and expenses of the Preferred Members in connection with the organization and work of the ad hoc committee of Preferred Members through the date of this Amendment;

(iii)        the CCFC Amendments shall have become effective pursuant to their terms (not including for this purpose (A) the effectiveness of the amendments referred to therein which are subject to the satisfaction of a further condition which corresponds to subsection (b) below and (B) the effectiveness of this Amendment); and

(iv)         the representations and warranties set out in Section 9 of this Amendment shall be true and correct as of the Effective Date.

(b)          The effectiveness of Sections 3, 5 and 8 of this Amendment is subject to the satisfaction of the further condition that (i) an order of the bankruptcy court approving CES’ assumption of the PPA shall have been entered in the Proceeding (as defined below) and (ii) the Effective Date (as defined in the Settlement Agreement) shall have occurred prior to November 15, 2006.

7.            Preferred Member Agreement. The Preferred Members agree that they will not deliver any notice of the occurrence of a Voting Rights Trigger Event or any Redeemable Preferred Notice replacing Directors in either case as the result of the PPA Payment Defaults and the other Specified Defaults referred to in the March 2006 Waiver and the June 2006 Waiver (it being acknowledged and agreed that the foregoing shall not constitute an admission or agreement by the Common Member that the Preferred Members are entitled to deliver any such notice); provided, however, that the foregoing agreement shall terminate if the Effective Date (as defined in the Settlement Agreement) shall not have occurred prior to November 15, 2006.

8.            Replacement PPA Guarantee. No later than thirty (30) days following the effective date of Calpine’s plan of reorganization in the Proceeding, the Common Member will cause Calpine to execute and deliver a guarantee agreement in favor of CCFC, Hermiston Power Partnership and Brazos Valley Energy LP, which guarantee agreement will be substantially identical in all material respects to the Affiliated Party Agreement Guaranty, dated as of August 14, 2003 among Calpine, CCFC and Hermiston Power Partnership, or otherwise in form and substance acceptable to a Majority in Interest of the Redeemable Preferred Members. The foregoing notwithstanding, the Common Member shall use its reasonable efforts to cause such guarantee to be issued as soon as practicable during the pendency of the Proceeding, including by obtaining the consent thereto of Calpine, the creditor constituencies in the Proceeding (including the Official Committee of Unsecured Creditors and the unofficial committee of second lien debt holders of Calpine) and the bankruptcy court in the Proceeding.

9.            Representations and Warranties. The Common Member hereby represents and warrants to the Preferred Members that:

(a)          (i) this Amendment has been duly authorized, executed and delivered by the Common Member and (ii) constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(b)          the execution and delivery of this Amendment (i) does not require any consent, approval, authorization or order of, or filing with, any governmental agency or body or any court, except such as have been obtained or made and are in full force and effect as of the date hereof and (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Common Member or any order of any governmental agency or body, or breach or conflict with any material agreement to which the Common Member is a party or by which the Common Member is bound;

(c)          on or about December 20, 2005, Calpine and certain of its controlled subsidiaries, including, among others, Calpine Energy Services, L.P., (“CES”), filed a voluntary proceeding for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Proceeding”);

(d)          CES, Calpine Construction Finance Company, L.P. a Delaware limited partnership (“CCFC”), and certain of CCFC’s subsidiaries are parties to the Index Based Gas Sale and Power Purchase Agreement dated as of August 14, 2003, as amended (the “PPA”), pursuant to which CCFC purchases natural gas from CES for its power generating facilities, and CES purchases power generated by the facilities from CCFC;

(e)          on November 1, 2005, CCFC used net proceeds of approximately $210 million from the sale of the Ontelaunee facility to make a prepayment to CES for gas under the PPA (the “Gas Prepay Transaction”);

(f)           ordinarily under the PPA, the cost of gas consumed by CCFC’s facilities is offset against the cost of power generated by the facilities, with CES paying CCFC only the net amount due, such payments generally being made on the 25th of each month for services provided during the prior month; however, due to the Gas Prepay Transaction, CES was obligated for a period of time to pay the full cost for the power under the PPA, without offset, which resulted in larger than usual payments owing to CCFC under the PPA;

(g)          CES failed to timely make a number of payments owing to CCFC under the PPA, including: (i) certain payments in respect of periods prior to the filing of the Proceeding which are unrelated to the Gas Prepay Transaction, the aggregate amount of which is approximately $25.3 million (the “Pre-Proceeding PPA Payment Defaults”) and (ii) certain payments in respect of periods prior to and periods following the filing of the Proceeding which are related to the Gas Prepay Transaction, the aggregate amount of which is approximately $218 million, $210 million of which represents the principal amount of the Gas Prepay Transaction, and $8 million of which represents the premium to CCFC associated with the Gas Prepay Transaction (the “Gas Prepay PPA Payment Defaults,” and together with the Pre-Proceeding PPA Payment Defaults, the “PPA Payment Defaults”);

(h)          the PPA Payment Defaults include payment defaults for amounts due in December 2005, January 2006 and February 2006 in the aggregate approximate amount of $224.8 million (together, the “December-February PPA Payment Defaults”) and a payment default for approximately $18.5 million due in March 2006 (the “March PPA Payment Default”), as more specifically described on Exhibit A to the Settlement Agreement;

(i)           pursuant to those certain waiver agreements dated as of March 15, 2006, the Lenders under the CCFC Credit Agreement (the “Lenders”) and the Holders under the CCFC Indenture (the “Holders”) waived the Defaults and Events of Default for the purposes of the CCFC Credit Agreement, dated as of August 14, 2003, among Calpine Construction Finance Company, L.P., the Guarantors named therein, the Lenders named therein and Goldman Sachs Credit Partners L.P. (the “CCFC Credit Agreement”) and the CCFC Indenture, dated as of August 14, 2003, among Calpine Construction Finance Company, L.P., CCFC Finance Corp., the Guarantors named therein and Wilmington Trust (the “CCFC Indenture”) resulting from, among other things, the December-February PPA Payment Defaults (the “March 2006 Waiver”);

(j)           in connection with the March 2006 Waiver, the Common Member and certain of the Preferred Members entered into (i) a Standstill Agreement dated as of February 24, 2006 and (ii) a Consent, Acknowledgment and Amendment to Operating Agreement of CCFC Preferred Holdings, LLC dated as of March 15, 2006;

(k)          pursuant to those certain waiver agreements dated as of June 9, 2006, the Lenders and the Holders waived the Defaults and Events of Default for the purposes of the CCFC Credit Agreement and the CCFC Indenture resulting from the March PPA Payment Default (the “June 2006 Waiver”) subject to the condition that the June 2006 Waiver would cease to be effective if the parties did not reach agreement regarding the assumption, whether on amended terms or otherwise, of the PPA in the Proceeding on or before August 4, 2006;

(l)           the August 4, 2006 deadline was extended by the Lenders and the Holders to August 25, 2006 pursuant to those Amendments to Waiver Agreements dated as of August 4, 2006 and August 11, 2006;

(m)         pursuant to an amendment request and consent solicitation commenced as of August 22, 2006, CCFC proposed an amendment to the Credit Agreement, in the form of Amendment No. 5 to the Credit Agreement (“Amendment No. 5”) and a supplement to the Indenture, in the form of the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture,” and together with Amendment No. 5, the “CCFC Amendments”) to satisfy the condition subsequent in the June 2006 Waiver and implement certain other amendments to the CCFC Debt Documents;

(n)          the Lenders and Holders consented to the CCFC Amendments and the CCFC Amendments were executed and delivered by the parties thereto on August 25, 2006; and

(o)          as of the date hereof, and based upon the assumption that the PPA will remain in effect, each of CCFC and the Company, taken as a whole together with its respective subsidiaries, is Solvent (as defined below).

For purposes of the representation contained in subsection (o) above, the term “Solvent” means, with respect to any person, that as of the date of determination (A) the then fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liabilities on such person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such person; (B) such person’s capital is not unreasonably small in relation to its business; and (C) such person does not intend to incur, or believes that it will not incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

10.          Continuing Effect of the LLC Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Preferred Members, the Company or the

Common Member under the LLC Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the LLC Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Common Member to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the LLC Agreement in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the LLC Agreement specifically referred to herein. After this Amendment becomes effective in accordance with Section 6 hereof, any reference to the LLC Agreement shall mean the LLC Agreement as amended and modified hereby.

11.          Applicable Law. This Amendment and the right and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).

12.          Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The delivery of an executed signature of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

13.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Members.

14.          Headings. Headings herein are include herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CALPINE CCFC HOLDINGS, INC.

By:	/s/ Zamir Rauf
Name: Zamir Rauf
Title: Senior Vice President

[Signature pages of Preferred Members follow]

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Alexandra Global Master Fund Ltd.
By: Alexandra Investment Management, LLC

By:	/s/ Gena Lovett
Name: Gena Lovett
Title: Chief Operating Officer

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Continental Casualty Company

By:	/s/ Marilou R. McGirr
Name:Marilou R. McGirr
Title: Vice President and Assistant Treasurer

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	D.B. Zwirn Special Opportunities Fund, L.P.

By:	/s/ Lawrence Cutler
Name:Lawrence Cutler
Title: Chief Compliance Officer

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	D.B. Zwirn Special Opportunities Fund, Ltd.

By:	/s/ Lawrence Cutler
Name:Lawrence Cutler
Title: Chief Compliance Officer

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	GSO SPECIAL SITUATIONS FUND, L.P.

GSO SPECIAL SITUATIONS OVERSEAS
FUND, LTD.

GSO SPECIAL SITUATIONS BENEFIT PLAN
FUND LTD.

GSO CREDIT OPPORTUNITIES FUND
(HELIOS), L.P.

By:	GSO Capital Partners, LP, as
their investment manager

By:	/s/ George Fan
Name: George Fann
Title: Managing Director

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	HCM/Z Special Opportunities Fund, LLC

By:	/s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Chief Compliance Officer

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Kenmont Special Opportunities Master Fund, L.P.

By:	/s/ John T. Harkrider
Name: John T. Harkrider
Title: Managing Director and CFO

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Lehman Brothers Inc.

By:	/s/ Frank John Lupo, Jr.
Name: Frank John Lupo, Jr.
Title: Senior Vice President

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Luminus Asset Partners, L.P.

By:	/s/ P. Segal
Name: P. Segal
Title: Manager

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Mariner LDC
By: Mariner Investment Group, Inc.,
as individual Manager

By:	/s/ Charles R. Howe II
Name: Charles R. Howe II
Title: President

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	MORGAN STANLEY & CO INCORPORATED

By:	/s/ Edgar Sabounghi
Name: Edgar Sabounghi
Title: Managing Director

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	OCM OPPORTUNITIES FUND VI, L.P.

By:	OCM OPPORTUNITIES FUND VI GP, LLC
its General Partner

By:	OAKTREE CAPITAL MANAGEMENT, LLC
its Managing Member

By:	/s/ [Illegible]
Name:
Title:

By:	/s/ Brian D. Beck
Name: Brian D. Beck
Title: Senior Vice President, Legal

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	ORE HILL FUND L.P.
By: Ore Hill Partners LLC, its Investment Advisor

By:	/s/ Claude A. Baum, Esq.
Name:Claude A. Baum, Esq.
Title: General Counsel, Ore Hill Partners LLC

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Restoration Partners LLC

By:	/s/ Ivona Smith
Name: Ivona Smith
Title: Secretary of Restoration
Capital Management

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Scottwood Fund Ltd

By:	/s/ Edward Perlman
Name: Edward Perlman
Title: Managing Director

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Scottwood Fund LP

By:	/s/ Edward Perlman
Name: Edward Perlman
Title: Managing Director

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	SENECA CAPITAL, L.P.
By: Seneca Capital Advisors LLC,
as their general partner

By:	/s/ Mike Anastasio
Name: Mike Anastasio
Title: Chief Financial Officer

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	SOF INVESTMENTS, L.P.

By:	/s/ Marc R. Lisker
Name: Marc R. Lisker
Title: Manager and General Counsel

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:	/s/ Wayne Teetsel
Name: Wayne Teetsel
Title: General Partner

Redeemable Preferred Member Signature Page to

Amendment to Second Amended and Restated

Limited Liability Company Operating Agreement of

CCFC Preferred Holdings, LLC

Name of Redeemable Preferred Member:	Trilogy Portfolio Company, LLC
By: Trilogy Capital, LLC, as Managing Member

By:	/s/ Charles R. Howe II
Name: Charles R. Howe II
Title: Treasurer,
Trilogy Portfolio Company, LLC

EXHIBIT A

SETTLEMENT AGREEMENT